UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2006
Date of Report (Date of earliest event reported)

SEARCHLIGHT MINERALS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-30995	98-0232244
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

#120 - 2441 W. Horizon Ridge Pkwy
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 939-5247
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On June 14, 2006 Searchlight Minerals Corp. (the “Company’) entered into an employment agreement with Melvin L. Williams (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Williams is to be paid an annual salary of $60,000 based on 300-400 hours worked and a bonus consisting of 50,000 restricted shares of the Company’s common stock and 100,000 options to purchase additional shares of the Company’s common stock at a price of $2.06 per share, exercisable for a period of five years until June 14, 2011, with the options vesting 50% on the first anniversary of the execution of the Employment Agreement and the remainder on the second anniversary of the execution of the agreement, in consideration of which Mr. Williams agreed to act as the Company’s Chief Financial Officer.

Mr. Williams is also eligible for a discretionary bonus to be determined based on factors considered relevant by the Company’s board of directors, and may be granted, subject to the approval of the Company’s board, incentive stock options to purchase shares of the Company’s common stock in such amounts and at such times as the Board, in its absolute discretion, may from time to time determine. The term of the agreement is for an indefinite period, unless otherwise terminated pursuant to the terms of the agreement. In the event that the agreement is terminated by the Company other than for cause, the Company will provide Mr. Williams with payment equal to three months of his monthly remuneration.

The summary of the foregoing transaction is qualified in its entirety by reference to the text of the Employment Agreement for Melvin Williams, which is included as exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

In June, 2006 the Company received $4.87 million from the exercise of all of the outstanding share purchase warrants issued in connection with its three private placements closed in September, 2005 (the “Private Placements”) as disclosed in the Company’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on September 19, 2005.

Each unit of the Private Placements (a” Unit”) consisted of one share of the Company’s common stock (a “Share”), one half of one share purchase warrant with each whole warrant (a “Warrant”) entitling the subscriber to purchase one additional Share for a period of nine months from the closing of the private placement at an exercise price equal to US$1.25 per Share, and one non-transferable warrant exercisable into one-tenth (1/10) of one Unit for no additional consideration if a registration statement on Form SB-2 registering the resale of the Units is not declared effective by the US Securities and Exchange Commission on or before the day that is four months and one day after the closing of the private placement. Following the Company’s two for one (2:1) stock split effected on September 30, 2005 the number of Warrants issued pursuant to the Private Placements were adjusted accordingly, such that each whole Warrant entitles the holder thereof to purchase two shares of the Company’s common stock at a price of $0.625 for a period of nine months from the closing of the Private Placements.

Following receipt of payment for the exercise of the Warrants, on June 16, 2006 the Company issued 8,506,000 million shares of its common stock to the Warrant holders. All securities issued to U.S. subscribers were endorsed with a restrictive legend confirming that the securities cannot be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. All non-US subscribers represented to the Company that they were a non-US person as defined in Regulation S. Each non-US purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each non-US investor in accordance with Regulation S.

Use of Proceeds

The proceeds from the warrant exercise are intended to be used primarily for: (i) the funding of Phase II of the Clarkdale Slag Reclamation Project in northwestern Arizona, including a feasibility study; and (ii) additional metallurgical testing at the Company’s Searchlight Gold Project in southern Nevada.

ITEM 5.02 DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective June 14, 2006, Carl S. Ager resigned as the Chief Financial Officer of the Company. Mr. Ager shall continue to serve as Secretary, Treasurer and as a member of the Board of Directors. In place of Mr. Ager, Melvin Williams has been appointed as the Company’s Chief Financial Officer.

Mr. Williams is a certified public accountant with over 18 years' experience in the public accounting industry with the firm of Cupit, Milligan, Ogden and Williams in Reno, Nevada. During this period, he provided auditing, consulting, merger/acquisition, valuation and tax services to private and publicly traded companies in the manufacturing, technology, mining, healthcare and service industries, as well as to various nonprofit organizations. From 1984 until 1987, Mr. Williams served on the accounting staff of the University of Oregon Foundation, a private fund raising entity that also maintains endowment and trust investments for the continuing support of the University.

ITEM 7.01 REGULATION FD DISCLOSURE.

On May 31, 2006 the Company commenced drilling of an additional seven holes at its Clarkdale Slag Reclamation Project in Clarkdale, Arizona. The drilling activities, along with the analysis of the drill cuttings derived from the seven new holes and three previously drilled holes, will be analyzed under Chain of Custody (COC) parameters by Mountain States R&D International ("MSDRI"), an independent engineering firm based in Tucson, Arizona. MSDRI will perform gold, silver, copper, zinc and iron analysis.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit
Number	Description of Exhibit
10.1	Employment Agreement dated effective June 14, 2006 between Searchlight Minerals Corp. and Melvin L. Williams.
99.1	Press Release dated June 16, 2006 announcing appointment of Melvin L. Williams
99.2	Press Release dated June 9, 2006 announcing exercise of warrants
99.3	Press Release dated June 1, 2006 announcing drilling of additional seven holes at the Clarkdale Slag Project

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Date:	June 19, 2006
		By:	/s/ Carl S. Ager

CARL S. AGER
Secretary and Treasurer